UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2011
SOURCEFIRE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-33350	52-2289365
(Commission File No.)	(IRS Employer Identification No.)

9770 Patuxent Woods Drive
Columbia, Maryland 21046
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 410-290-1616
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 21, 2011, Sourcefire, Inc. (the “Company”) entered into a Master Channel Agreement (the “Master Channel Agreement”) with immixGroup, Inc. (“immix”) and EC America, Inc., a wholly-owned subsidiary of immix (“EC America”). Under this agreement, EC America will resell the Company’s products, support and services (i) to the Company’s authorized resellers for subsequent resale to the U.S. government and (ii) directly to the U.S. government. immix is a guarantor of EC America’s payment obligations under the agreement. The Company expects that its existing business with immix will now be effected through the Master Channel Agreement and, given this new agreement, the Company and immixTechnology, Inc., a wholly-owned subsidiary of immix, will terminate the Government Reseller Agreement, dated October 8, 2002, as amended, and the Channel Representation Services Addendum, dated October 7, 2009, between the Company and immixTechnology, Inc., which were filed as Exhibits 10.1 and 10.2 to the Company’s Form 10-Q for the quarter ended September 30, 2010.
     The foregoing is a summary description of certain terms of the Master Channel Agreement, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Master Channel Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending March 31, 2011.
Item 1.02. Termination of a Material Definitive Agreement.
     Disclosure from Item 1.01 is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2011	Sourcefire, Inc.

	By:	/s/ Douglas W. McNitt Douglas W. McNitt General Counsel and Secretary